Exhibit 2.1

SECOND AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of December 2, 2022, is entered into by and among (i) Bitdeer Technologies Holding Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), (ii) Blue Safari Group Acquisition Corp., a British Virgin Islands business company (“SPAC”), (iii) Bitdeer Technologies Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“PubCo”), (iv) Blue Safari Merge Limited, a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), (v) Blue Safari Merge II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”), (vi) Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub 3”), and (vii) Blue Safari Mini Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of SPAC (“SPAC Sub”).

RECITALS

WHEREAS, the parties hereto entered into that certain Amended and Restated Agreement and Plan of Merger dated as of December 15, 2021 (the “Original A&R Merger Agreement”);

WHEREAS, the Original A&R Merger Agreement was amended by the First Amendment to Amended and Restated Agreement and Plan of Merger (the “First Amendment”) dated as of May 30, 2022 (the Original A&R Merger Agreement as amended by the First Amendment is referred to herein as the “A&R Merger Agreement”);

WHEREAS, Section 14.2 of the A&R Merger Agreement provides that the A&R Merger Agreement may be amended by a writing signed by each of the SPAC Parties (prior to the Acquisition Merger Effective Time) and the Company; and

WHEREAS, the parties hereto wish to make certain amendments to the A&R Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Definitions. Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R Merger Agreement.

2.     Amendments.

2.1. Outside Closing Date. Section 13.1(b) of the A&R Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either SPAC or the Company if the Acquisition Closing shall not have occurred on or before the earlier of (i) June 1, 2023 and (ii) the then applicable deadline for SPAC to complete a Business Combination (as such term is defined in SPAC’s Organizational Documents) in accordance with its Organizational Documents (the “Outside Closing Date”); provided that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any party whose breach of or failure to perform any provision of this Agreement has been the primary cause of the failure of the Acquisition Closing to be consummated before the Outside Closing Date;”

2.2. Covenant of All Parties Hereto. The following shall be added as Section 10.7 of the A&R Merger Agreement:

“10.7 Additional Loans. The Company agrees to make to SPAC, and SPAC agrees to borrow from the Company, certain tranches of loans in such principal amount as set forth in Schedule II-A (collectively, the “Additional Loans”). The Company shall, on each applicable disbursement date as set forth in Schedule II-A, pay such principal amount by wire transfer in immediately available funds to a bank account designated by SPAC, provided that if the applicable disbursement date would fall on the Initial Closing Date, the applicable disbursement date will be modified to occur one (1) Business Day prior to the Initial Closing Date. Each of the Additional Loans shall be non-interest bearing and only become repayable upon the Acquisition Closing, it being understood and agreed that if the Acquisition Closing does not occur, SPAC will not repay such Additional Loans. Without prejudice to the foregoing, the parties hereto acknowledge and agree that the Additional Loans are intended to, among other things, fund the SPAC’s working capital and any and all costs and expenses incurred by the SPAC Parties under SPAC’s Organizational Documents and the Investment Management Trust Agreement or otherwise due to the extension of the period of time available for SPAC to consummate a Business Combination (as such term is defined in SPAC’s Organizational Documents) for up to twelve (12) months following the date of December 14, 2022. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, SPAC shall have the right to take all necessary actions to extend the period of time available for SPAC to consummate a Business Combination (as such term is defined in SPAC’s Organizational Documents).”

2.3. Third Party Beneficiaries. Section 14.13 of the A&R Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Acquisition Closing occurs, the present and former officers and directors of the SPAC Parties (and their respective successors, heirs and representatives) and each of their respective Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.7; (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives any party, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 14.16 and Section 14.17; and (c) Sponsor is an intended third-party beneficiary of, and may enforce, Section 10.6 and Section 10.7.”

2.4. Schedule II-A. The Schedule II-A attached hereto shall be included as the Schedule II-A of the A&R Merger Agreement.

3.     No Other Amendments. The parties hereto agree that all other provisions of the A&R Merger Agreement shall, subject to the amendments expressly set forth in Section 2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the A&R Merger Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the A&R Merger Agreement.

4.     References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the A&R Merger Agreement shall, effective from the date of this Amendment, refer to the A&R Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the A&R Merger Agreement and references in the A&R Merger Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to December 15, 2021 or May 30, 2022, as the case may be, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to December 2, 2022.

5.     Effect of Amendment. This Amendment shall form a part of the A&R Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the A&R Merger Agreement shall be deemed a reference to the A&R Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

6.     Incorporation by Reference. Each of the provisions under Article XII (Dispute Resolution), Section 14.7 (Governing Law) and Section 14.8 (Counterparts) of the A&R Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

7.     Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The parties hereto further agree that each of the parties shall cooperate in good faith in advancing the Business Combination (as such term is defined in SPAC’s Organizational Documents) of SPAC, including adjusting the businesses and assets to be covered therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPAC:

Blue Safari Group Acquisition Corp.

By:	/s/ Naphat Sirimongkolkasem
Name: Naphat Sirimongkolkasem
Title: Director

SPAC Sub:

Blue Safari Mini Corp.

By:	/s/ Naphat Sirimongkolkasem
Name: Naphat Sirimongkolkasem
Title: Director

Signature Page to Second Amendment to the Amended and Restated Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PubCo:

Bitdeer Technologies Group

By:	/s/ Clara Yuexi Jiang
Name: Clara Yuexi Jiang
Title: Director

Merger Sub 1:

Blue Safari Merge Limited

By:	/s/ Clara Yuexi Jiang
Name: Clara Yuexi Jiang
Title: Director

Merger Sub 2:

Blue Safari Merge II Limited

By:	/s/ Clara Yuexi Jiang
Name: Clara Yuexi Jiang
Title: Director

Merger Sub 3:

Bitdeer Merge Limited

By:	/s/ Clara Yuexi Jiang
Name: Clara Yuexi Jiang
Title: Director

Signature Page to Second Amendment to the Amended and Restated Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

Bitdeer Technologies Holding Company

By:	/s/ WU Jihan
Name: WU Jihan 吴忌寒
Title: Director

Signature Page to Second Amendment to the Amended and Restated Agreement and Plan of Merger

SCHEDULE II-A

Breakdown of the Additional Loans

Tranche No.	Principal Amount		Disbursement Date
1	US$	552,800	December 2, 2022
2	US$	667,800	February 28, 2023
3	US$	880,741	May 30, 2023
4	US$	482,800	August 30, 2023